Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Del Frisco’s Restaurant Group, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-183627) on Form S-8 of Del Frisco’s Restaurant Group, Inc. of our reports dated March 27, 2018 with respect to the consolidated balance sheets of Del Frisco’s Restaurant Group, Inc. and subsidiaries (the "Company") as of December 26, 2017 and December 27, 2016, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 26, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 26, 2017, which reports appear in the December 26, 2017 annual report on Form 10‑K of Del Frisco’s Restaurant Group, Inc.

Our report dated March 27, 2018, on the effectiveness of internal control over financial reporting as of December 26, 2017, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 26, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified and included in management’s assessment. The material weakness related to the operating effectiveness of the Company’s control over the accounting for a non-routine transaction, specifically for a sale leaseback transaction related to property and equipment.

/s/ KPMG LLP
Dallas, Texas
March 27, 2018